UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

MID PENN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13677	25-1666413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Union Street, Millersburg, Pennsylvania	17061
(Address of principal executive offices)	(Zip Code)

(717) 692.2133

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2009, Mid Penn Bancorp, Inc. (the “Corporation”) issued a press release announcing the appointment of Rory G. Ritrievi as President and Chief Executive Officer of the Corporation and Mid Penn Bank (the “Bank”). Mr. Ritrievi will also serve on the Boards of Directors of the Corporation and the Bank. Mr. Ritrievi, age 45, previously had served as Senior Executive Vice President and Market President/Chief Lending Officer of Commerce Bank/Harrisburg N.A. since 1999. Mr. Ritrievi replaces Edwin D. Schlegel, Chairman of the Board of Directors, who acted as interim President and Chief Executive Officer during the executive search process.

The Corporation also announced the appointment of Kevin W. Laudenslager, age 45, as Senior Executive Vice President and Northern Region President /Chief Operating Officer of the Bank. Mr. Laudenslager had formerly served as the Executive Vice President and Chief Financial Officer of the Bank since 1998. He will continue to serve as Vice President and Treasurer of the Corporation.

The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

In connection with Mr. Ritrievi’s appointment as President and Chief Executive Officer of the Corporation and Bank, the Bank entered into an employment agreement dated as of February 25, 2009 with Mr. Ritrievi.

Among various provisions, the material terms of the agreement are summarized as follows:

1.	The initial term of the agreement is 2 years. The agreement automatically renews for an additional 2 years beginning on the first anniversary of the agreement and then on every anniversary unless either party gives 90 days notice of non-renewal.

2.	Mr. Ritrievi’s initial base salary, subject to annual review and increase, is $265,000. He will also be entitled to participate in any fringe benefits generally available to the Bank’s salaried officers, other benefits that the Board of Directors shall deem appropriate, and reimbursement of any business expenses.

3.	The Corporation may terminate Mr. Ritrievi’s employment for “cause”, as defined in the agreement, upon 30 days written notice, and all rights and benefits under the agreement terminate upon the termination date.

4.	If Mr. Ritrievi is placed on disability leave, as defined in the agreement, then he shall receive 100% of his salary for 90 days and then he shall receive 60% of his salary up to a maximum of $10,000 per month thereafter until the earlier of:

a.	His return to work;

b.	His death; or

c.	The expiration of the agreement under its terms;

but in no event longer than 29 months. During his disability, he shall continue to receive all other benefits due to him under the agreement.

5.	If Mr. Ritrievi dies, the agreement and all benefits under it automatically terminate at the close of the calendar week in which the death occurs.

6.	Upon termination by the Corporation of Mr. Ritrievi’s employment other than for cause or upon notice of termination of the agreement, the Corporation shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to 2 times his annual base salary for the previous 24 months paid in two lump sums over a 1 year period which is subject to an excise tax reduction clause and one year of benefits.

7.	If Mr. Ritrievi terminates his employment following a change in control or for good reason, the Corporation shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to 2 times his annual base salary for the previous 24 months paid in two lump sums over a 1 year period which is subject to an excise tax reduction clause and one year of benefits.

8.	The agreement is subject to customary non-competition and confidentiality provisions.

The above description is only a summary of the material terms of the agreement and is qualified in its entirety to the agreement which is attached as Exhibit 99.2 and is incorporated in this Item 5.02 by reference.

As previously reported, on December 19, 2009, the Corporation entered into and closed a Letter Agreement (including the Securities Purchase Agreement – Standard Terms) with the United States Department of the Treasury (the “Treasury”) pursuant to which the Treasury invested $10,000,000 in the Company under the Treasury’s Capital Purchase Program (the “CPP”).

In connection with the CPP, on February 27, 2009, Messrs. Rory G. Ritrievi, Kevin W. Laudenslager, and Eric S. Williams each entered into a Capital Purchase Plan

Executive Compensation Restriction Agreement (the “Restriction Agreement”). The Restriction Agreement (1) permits the Corporation to recover any bonus, retention award, or incentive compensation paid to the executive based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, (2) reduces, if necessary, the executive’s compensation so as not to receive any “golden parachute payment” under the Emergency Economic Stabilization Act, as amended, and (3) prohibits the executive from receiving a bonus in the event the executive is prohibited under Section 111(b)(3)(D) of the Emergency Economic Stabilization Act, as amended.

The above description is only a summary of the material terms of the Restriction Agreement and is qualified in its entirety to the Restriction Agreement which is attached as Exhibit 99.3 and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated February 25, 2009

99.2	Employment Agreement of Rory G. Ritrievi dated as of February 25, 2009.

99.3	Form of Capital Purchase Plan Executive Compensation Restriction Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

MID PENN BANCORP, INC.
(Registrant)

Dated: March 2, 2009	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer

Exhibit Index

99.1	Press release dated February 25, 2009

99.2	Employment Agreement of Rory G. Ritrievi dated as of February 25, 2009.

99.3	Form of Capital Purchase Plan Executive Compensation Restriction Agreement